               Section 240.14a-101  Schedule 14A.
          Information required in proxy  statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [ ]
Filed by a party other than the Registrant [X]
Check the appropriate box:
[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                    PENNZOIL COMPANY
 .................................................................
     (Name of Registrant as Specified In Its Charter)

                   GUY P. WYSER-PRATTE
 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:

     ............................................................

     (2) Aggregate number of securities to which transaction applies:

     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     .......................................................

     (4) Proposed maximum aggregate value of transaction:

     .......................................................

     (5)  Total fee paid:

     .......................................................

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:

          .......................................................

          (3) Filing Party:

          .......................................................

          (4) Date Filed:

          .......................................................

                             SOLICITATION OF PROXIES
                             IN CONNECTION WITH THE
                       1998 ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                                PENNZOIL COMPANY

                              --------------------

                                 PROXY STATEMENT
                                       OF
                             MR. GUY P. WYSER-PRATTE
                            Wyser-Pratte & Co., Inc.
                                 63 Wall Street
                            New York, New York 10005
                                 (212) 495-5350

                              --------------------

        This Proxy Statement and the accompanying GOLD Annual Meeting proxy card are furnished in connection with the solicitation of proxies by Guy P. Wyser-Pratte ("Wyser-Pratte") of Wyser-Pratte & Co., Inc. ("WPC") to be used at the annual meeting of shareholders of Pennzoil Company, a Delaware corporation
("Pennzoil" or the "Company"), to be held at                    on
                , at       local time, and any adjournments or postponements
thereof (the "Annual Meeting"). This Proxy Statement and the enclosed proxy card
are first being sent to shareholders on or about       , 1998. The solicitation
is being made by Wyser-Pratte on behalf of Wyser-Pratte and WPC.

                            REASONS FOR SOLICITATION

        On November 17, 1997 Union Pacific Resources Group Inc. ("UPR") terminated its all cash $84 per share tender offer to acquire Pennzoil This action follows the continued rejection by Pennzoil's board of UPR's tender offer and its offers to negotiate a value maximizing transaction. The Pennzoil board adopted this "just say no" policy despite the fact that nearly 62% of the Pennzoil shares were tendered in July into the initial UPR $84 per share tender offer for 50.1% in cash and the balance in stock. That offer was subsequently improved on October 6, 1997 to $84 per share cash for all shares (and was accompanied by a proposal to allow the Pennzoil shareholders to benefit directly from any increase in the value of Pennzoil's international exploration and production assets above the $600 million in valued ascribed to those assets by
UPR).

        The termination of the UPR offer was a response to the Pennzoil board's uncompromising rejection of UPR's proposal to negotiate an acquisition of the Company. While UPR's public statements about the termination of the offer have also referred to events indicating a possible reduction in the value of Pennzoil's international assets, Wyser-Pratte believes that these developments would not have affected the UPR offer if the Pennzoil board had promptly accepted the offer or entered into negotiations with UPR.

        Pennzoil's blocking actions and the resulting termination of the UPR offer have had an immediate and dramatic effect on the Pennzoil stock price and on Pennzoil's shareholders. The closing price of the Pennzoil stock on the New York Stock Exchange on November 10, 1997, the day before UPR announced that the offer might be terminated was $75.50. On November 11, 1997, the day UPR announced that its offer might be terminated, the closing stock price was $67.75. Table 1 below shows clearly this damaging effect on the Pennzoil stock price:

                                     TABLE 1
               Value Lost due to the Termination of the UPR Offer

                                    Per Share        Total Market Value       % Value Lost
Pennzoil's Stock Price of $67.75 on
11/11 Relative to Closing Price
of $75.50 on 11/10:                   $ (7.75)        $ (365.8) million          -10.26%

Pennzoil's Stock Price of $67.75 on
11/11 Relative to UPR's $84
Tender Offer:                        $ (16.25)        $ (873.2) million          -19.30%



        Wyser-Pratte believes that the ultimate decision about accepting a premium offer to acquire the Company should be made by the shareholders, who own the Company, not the board of directors, who are merely the shareholders' representatives. When a premium offer is made, a proper role for the board of directors is to ascertain the shareholders' wishes and to get the highest possible price if the shareholders want the Company to be sold. The need for the board to defer to shareholder wishes is particularly compelling in a company like Pennzoil where management and the board of directors have little stock ownership (a total of 1.9% of the Common Stock or approximately .75% of the Common Stock without taking into account such individuals' stock options according to the Company's 1997 Proxy Statement).

        The Pennzoil board failed to live up to these standards in their response to the UPR offer. The Pennzoil shareholders demonstrated their support for a sale of the Company by tendering nearly 62% of their shares in July to UPR. But the Pennzoil board did everything in its power to prevent a sale. By repeatedly rejecting UPR's requests for negotiations, the Pennzoil board showed that it was not trying to improve UPR's offer, but was seeking to drive UPR away. Nor is their any evidence that Pennzoil tried to find a buyer who would offer more than UPR.

        Wyser-Pratte believes that the Pennzoil board also demonstrated a complete lack of regard for the opinion of the UPR shareholders. The board based its rejection of the

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UPR offer on its belief that the Pennzoil "Strategic Plan" (the "Plan") would create greater value for shareholders than UPR's $84 per share cash offer. Yet the board has failed to even disclose to shareholders the contents of the Plan.

        Wyser-Pratte believes these actions show that present board cannot be relied upon to follow the shareholders' wishes in responding to a proposal to acquire Pennzoil, and that a change of policy at Pennzoil is required. Therefore, Wyser-Pratte believes the Pennzoil shareholders should replace these directors and/or put in place a mechanism that prevents the board from summarily blocking a premium acquisition proposal that is favored by the majority of the Company's shareholders.

        Pennzoil has two principal anti-takeover devices. First, it has a classified or "staggered" board of directors in which only a minority of the Pennzoil directors come up for reelection at any annual meeting. Therefore, the shareholders will only be able to replace one third of the directors at the 1998 Annual Meeting, and will be able to replace a majority of the board only by the 1999 Annual Meeting. Second, the Company has a "Poison Pill" that makes it economically infeasible to acquire control of the Company in a transaction which is opposed by the board - even if all, let alone the majority, of the shareholders were to favor the acquisition. Wyser-Pratte believes that but for the board's use of the Poison Pill to prevent the sale of the Company, Pennzoil's shareholders would by now have received at least $84 cash per share, and an option for all of the upside value in excess of $600 million from Pennzoil's international operations.

        Wyser-Pratte approves of the limited use of the Poison Pill to delay completion of an offer for a reasonable period of time so that stockholders have an opportunity to get the highest possible price for their shares. He does not, however, believe that the board should be able to indefinitely block a premium offer for the Company's shares, especially when the shareholders favor such an offer. Therefore, Wyser-Pratte is proposing that shareholders adopt an amendment (the "Shareholder Rights By-law") to the Pennzoil by-laws. The Shareholder Rights By-law would create a new policy at Pennzoil whereby a time limit would be set on the board's use of the Poison Pill against certain premium offers. Under the Shareholder Rights By-law, if an offer were made to acquire all the Common Stock at a 25% premium offer over the market price, the board of directors would be required to cease using the Poison Pill to block the offer after ninety days unless the board had obtained shareholder approval to continue using the Poison Pill against the offer.

        Wyser-Pratte believes that the Shareholder Rights Bylaw will place the ultimate decision about whether shareholders can sell their shares into a premium offer on those most directly affected by the decision - the owners of the Company. The Shareholder Rights Bylaw would require a board of directors that wants to continue using the Poison Pill to block a premium offer for more than ninety days to conduct a shareholder referendum on the board's blocking policy. Though the board could resist an unsolicited premium offer for ninety days, and at the end of the ninety days make its case to resist a premium offer, the shareholders would have the ultimate ability to exercise their property

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


rights to decide for themselves whether they want to sell their shares into a premium offer - and would be able to do so without being hindered by the board.

        PLEASE SUPPORT OUR EFFORTS TO REFORM THE COMPANY'S CORPORATE GOVERNANCE SYSTEM. YOU ARE URGED TO VOTE IN FAVOR OF THE PROPOSAL BY PROMPTLY SIGNING, DATING AND MAILING THE GOLD PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

        ONLY YOUR LATEST-DATED PROXY WILL COUNT AT THE ANNUAL MEETING, THEREFORE, DO NOT SIGN ANY PROXY THAT MANAGEMENT MAY DELIVER TO YOU.

        If you have any questions concerning this Proxy Statement or need assistance in voting your Common Stock, feel free to call our proxy solicitor,
---------- (the "Proxy Solicitor") toll-free at                     or Eric
Longmire, Senior Managing Director of WPC, at (212) 495-5357.

                          BACKGROUND AND RECENT EVENTS

A.  TENDER OFFER

        On June 23, 1997, UPR through a wholly-owned subsidiary, Resources Newco, Inc., offered to purchase 50.1% of the outstanding common shares of Pennzoil for $84 in cash per share. In its Schedule 14D-1 ("Tender Offer Statement") filed with the SEC, UPR announced that the tender offer was the first part of a proposed two-step transaction to acquire Pennzoil. In the second step of the transaction, UPR proposed to exchange the remaining Pennzoil shares for shares of UPR common stock designed to have a value of $84 per share.

        On July 1, 1997, the Pennzoil Board of Directors filed a Schedule 14D-9 in which it urged its shareholders to reject the offer. The Board described the offer as "inadequate and not in the best interests of the company and its stockholders." The Board further stated that UPR's proposal "does not reflect the inherent value of Pennzoil" and that "continued pursuit of Pennzoil's strategic plan will produce greater value for Pennzoil shareholders than UPR's proposal."

        UPR's offer was scheduled to expire on July 21, 1997. On July 22, 1997, UPR announced that 61.5% of Pennzoil's outstanding shares had been tendered and that the offer would be extended until September 24, 1997. UPR later extended the offer until October 29, 1997.

        On October 7, 1997, UPR amended its original offer and proposed to purchase all of Pennzoil's shares (rather than 50.1% of the fully diluted shares) at a price of $84 per share in cash. UPR announced that if the revised offer were successful, UPR intended to effect a merger with Pennzoil in which each outstanding share not tendered in the offer

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


would be converted to $84 in cash. The revised offer was scheduled to expire on November 5, 1997, but UPR later extended the revised offer until November 24, 1997.

        The Pennzoil Board rejected the amended offer on October 14, 1997, again characterizing the offer as "inadequate." The Board reaffirmed its faith in Pennzoil's strategic plan and reiterated its view that "the Company's and its stockholders' interests would be best served if the Company remains an independent company."

        On November 11, 1997, UPR announced that it would terminate the all-cash offer on November 17, 1997, unless Pennzoil entered into good faith negotiations with UPR and demonstrated that "the value of Pennzoil as a whole has not declined." In a press release, Jack L. Messman, Chairman and CEO of UPR, stated that because the value of Pennzoil's international oil and gas assets "appears to have eroded sharply" and because Pennzoil still refused to negotiate, "it is not in the best interests of our shareholders to continue to pursue our offer on an unsolicited basis for an indeterminate period."

        Within hours of UPR's announcement, Pennzoil issued a press release stating that it had "no plans to negotiate with UPR" and that UPR's disparaging statements about Pennzoil were "nothing more than sour grapes." Pennzoil restated its opinion that the UPR offer was inadequate and not in the stockholders' best interests. "Pennzoil believes that its own programs and projects will deliver greater value to Pennzoil shareholders than UPR's offer," the company said.

        On November 12, 1997, Wyser-Pratte issued a statement calling on the Pennzoil Board to negotiate with UPR and asking UPR to delay its November 17 deadline for Pennzoil to begin negotiating with UPR. Wyser-Pratte said: "We believe that this board is ignoring the clear wishes of its shareholders. Therefore, we have demanded from Pennzoil a copy of the shareholder list in order to communicate with shareholders regarding ways of persuading the board to negotiate with Union Pacific Resources."

        UPR terminated its offer on November 17, 1997.

B. LITIGATION

        In connection with the tender offer, UPR and Pennzoil have been engaged in a number of lawsuits in various jurisdictions. A summary of certain proceedings relating to these actions follows.

        The Texas Litigation. On June 23, 1997, in U.S. District Court for the Northern District of Texas, Fort Worth Division, UPR filed an action titled Union Pacific Resources Group Inc. et al. v. Pennzoil Co., Civil Action No. 497-CV-509-Y (the "Texas Litigation"). UPR asked the court to declare that the
Schedule 14D-1 which UPR had filed with the SEC complied with all applicable securities laws.

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


        This action was one of three lawsuits filed by UPR on the same day. In a press release issued on June 23, 1997, UPR stated that all three filings were part of its strategy to "ensure that Pennzoil's Board of Directors does not prevent Pennzoil shareholders from realizing the substantial premium value UPR is offering for Pennzoil shares."

        On June 25, 1997, UPR amended its complaint to allege that Pennzoil had violated securities laws by making public statements recommending against the tender offer without first filing a Schedule 14D-9 with the SEC. Several weeks later, after Pennzoil had filed its Schedule14D-9, UPR amended its complaint to allege that the Pennzoil 14D-9 contained false and misleading statements.

        On June 25, 1997, meanwhile, Pennzoil had filed a lawsuit in the U.S. District Court for the District of Delaware making similar allegations of securities law violations against UPR. Specifically, Pennzoil claimed that UPR's
Schedule 14D-1 contained false and misleading statements.

        On June 26, 1997, UPR asked the Texas federal district court to prohibit Pennzoil from prosecuting the Delaware lawsuit on the ground that both the Delaware and Texas actions involved the same subject matter and UPR had filed its lawsuit first. On June 27, 1997, Pennzoil responded to UPR's argument by asking the Texas court to dismiss the Texas Litigation in favor of Pennzoil's action in Delaware.

        On July 18, 1997, the Texas federal district court denied Pennzoil's motion to dismiss the Texas Litigation. The court ruled that because the two cases shared common subject matter and because UPR had filed its lawsuit first, the Texas proceeding had priority. The court partially granted UPR's motion for a preliminary injunction by prohibiting Pennzoil from pursuing its Delaware lawsuit or any similar litigation until the Texas action had been adjudicated.

        On September 15, 1997, UPR filed a motion for a preliminary injunction to compel Pennzoil to disclose the strategic plan upon which it had relied in rejecting the tender offer. Wyser-Pratte asked the court for permission to file an amicus curiae brief in support of UPR's motion. The court denied Wyser-Pratte's request.

        On September 22, 1997, Pennzoil filed a lawsuit in the District Court of Dallas County, Texas (the "Dallas County Action") against Smith Barney, Inc. ("Smith Barney"), UPR's financial advisor. Pennzoil claimed that Smith Barney had wrongly used privileged Pennzoil documents while providing financial advice to UPR, and it asked the court to enjoin Smith Barney from acting as UPR's financial advisor. Pennzoil asserted that Smith Barney's actions violated a confidentiality agreement between Pennzoil and UPR (the "Stipulation and Order" or "Stipulation") designed to facilitate discovery in the numerous lawsuits between the parties. The Stipulation provided that confidential documents would be provided only to each side's attorneys for the sole purpose of litigation, and that in no case were such documents to be provided to the parties themselves or to their business advisors. As UPR's advisor, Smith Barney had signed a separate agreement to be bound

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


by the Stipulation. In the Dallas County Action, Pennzoil claimed that Smith Barney had improperly received highly confidential information relating, among other things, to Pennzoil's strategic plan.

        On October 2, 1997, the court in the Dallas County Action ruled that Pennzoil should file its claim against Smith Barney, if at all, in the context of the Texas Litigation.

        Pennzoil did so on October 14, 1997, filing an action in the Texas Litigation seeking a permanent injunction against the tender offer. Smith Barney was named as a third-party defendant. Expanding on the allegations made in the Dallas County Action, Pennzoil claimed that both UPR and Smith Barney had used confidential Pennzoil documents to draft UPR's revised tender offer, in direct violation of the Stipulation. "Under long-established principles of federal securities laws," Pennzoil argued, "UPR is barred from buying or selling Pennzoil stock so long as it possesses material inside information regarding Pennzoil." Pennzoil sought to prohibit both UPR from pursuing the tender offer and Smith Barney from trading in Pennzoil stock.

        The Delaware Chancery Court Litigation. On June 23, 1997, in the Court of Chancery of the State of Delaware in and for New Castle County, UPR filed an action captioned Union Pacific Resources Group Inc. et al. v. Pennzoil Co. et al., Civil Action No. 15755 NC (the "Delaware Chancery Court Litigation"). In this complaint, UPR asked the court to compel the Pennzoil Board to lift its anti-takeover defenses. UPR argued that these defenses, including a shareholder rights plan ("poison pill"), would unlawfully prevent Pennzoil shareholders from participating in the tender offer.

        Pennzoil filed an answer on June 27, 1997. On October 24, 1997, Pennzoil asked the court to declare that the Pennzoil Board's decisions not to lift the company's anti-takeover defenses in response to UPR's tender offer had been reasonable and had not constituted a breach of any duty under Delaware law.

        On October 28, 1997, in the context of a discovery dispute, the Delaware court refused to order Pennzoil to turn over documents sought by UPR on the ground that Smith Barney had already received confidential information on Pennzoil. According to a report published in the Wall Street Journal on October 30, 1997, the court ruled that Smith Barney could not act as both a litigation adviser and as a financial adviser to UPR. The court denied UPR's request for reconsideration of this ruling on November 5, 1997.

        The Louisiana Litigation. On June 23, 1997, in U.S. District Court for the Middle District of Louisiana, UPR filed an action styled Union Pacific Resources Group Inc. et al. v. Pennzoil Co. et al. (the "Louisiana Litigation"). UPR asked the court to declare that a Louisiana anti-takeover statute was unconstitutional, both on its face and as applied to the UPR offer.

        The Delaware Federal Court Litigation. On June 25, 1997, in the U.S. District Court for the District of Delaware, Pennzoil filed an action styled Pennzoil Co. v. Union



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


Pacific Resources Group, Inc. et al., Civil Action No. 97-353 (the "Delaware Federal Court Litigation"), claiming that UPR's Schedule 14D-1 contained false and misleading statements. Pennzoil asked the court to prohibit UPR from making false and misleading statements, to direct UPR to correct the alleged misrepresentations, and to enjoin UPR from purchasing any Pennzoil stock until at least 30 days after such corrections were disseminated.

        On July 2, 1997, UPR filed an answer and moved to dismiss the case on several grounds, including that Pennzoil's claim was a compulsory counterclaim, if at all, in the Texas Litigation. The Texas Litigation had been filed two days before Pennzoil's action in Delaware federal district court and also involved alleged violations of the securities laws.

        On July 18, 1997, the court in the Texas Litigation ruled that because UPR had filed its lawsuit first, the Texas action had priority. Accordingly, the court prohibited Pennzoil from pursuing the Delaware Federal Court Litigation, or any other lawsuit involving similar issues, until the Texas Litigation had been adjudicated.

        The Class Action Lawsuits. In June and July of 1997, in Delaware Chancery Court, six Pennzoil shareholders filed separate class action lawsuits (the "Class Action Lawsuits") against Pennzoil and its Board of Directors. Each suit alleged that the Pennzoil Board had breached its fiduciary duties to shareholders by rejecting the UPR offer, and asked the court to direct the Board to cooperate with UPR while seeking to maximize value to shareholders.

        The Garfinkle Litigation. On October 21, 1997, in U.S. District Court for the Northern District of Texas, Fort Worth Division, two Pennzoil shareholders filed a lawsuit titled Garfinkle et al. v. Pennzoil Co., Civil Action No. 4-97-CV-882-A (the "Garfinkle Litigation"). The suit alleged, among other things, that the Schedule 14D-9 filed by Pennzoil in response to UPR's revised tender offer contained material misstatements and omissions. The complaint stated in part:

               The Revised Schedule 14D-9 states that the Pennzoil directors have concluded that the Revised Tender Offer "does not reflect the long-term values inherent" in Pennzoil. However, the Revised
               Schedule 14D-9 fails to disclose the amount or range or [sic] such long-term values or when such values can be expected to be realized by Pennzoil stockholders, or if no quantification was made, the reason why.

               The Revised Schedule 14D-9 refers to the Pennzoil Board's consideration of presentations by Pennzoil management as to Pennzoil's "prospects for future growth, profitability and share price appreciation, as reflected in Pennzoil's strategic plan." However, the Revised Schedule 14D-9 fails to disclose meaningful detail regarding the supposed prospects for future growth,




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


               profitability, and share price appreciation, including the amount or range thereof and when such profitability and share price appreciation can be expected to be realized by Pennzoil stockholders.

        The plaintiffs asked the court to compel Pennzoil to amend its 14D-9 and to provide complete and accurate information.


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                 YOU HAVE A SAY IN THE FUTURE OF YOUR INVESTMENT

     EXERCISE THAT RIGHT AND VOTE FOR THE SHAREHOLDER RIGHTS BY-LAW PROPOSAL

          PROPOSAL TO AMEND THE BY-LAWS TO SET A TIME LIMIT ON THE USE
          OF THE COMPANY'S "POISON PILL" AGAINST CERTAIN OFFERS UNLESS
                 SUCH CONTINUED USE IS APPROVED BY SHAREHOLDERS
                             (ITEM 1 ON PROXY CARD)

        SHAREHOLDERS ARE ASKED TO CONSIDER AND VOTE UPON THE PROPOSAL TO AMEND THE BY-LAWS TO SET A TIME LIMIT ON THE USE OF THE COMPANY'S "POISON PILL" AGAINST CERTAIN OFFERS UNLESS SUCH CONTINUED USE IS APPROVED BY SHAREHOLDERS:

        "RESOLVED, that in accordance with Article VIII of the By-laws of the Company, the shareholders of the Company hereby amend the By-laws by deleting
Article VIII of the By-laws in its entirety and replacing therewith the following:

        `These By-laws may be altered, amended, added to or repealed by the shareholders at any annual or special meeting, by the vote of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast (i.e., by the vote of a majority of the outstanding shares entitled to vote), and, except as may be otherwise required by law, the power to alter, amend, add to or repeal these By-laws is also vested in the Board of Directors (subject always to the power of the shareholders to change such action); provided, however, that notice of the general nature of any such action proposed to be taken shall be included in the notice of the meeting of shareholders or of the Board of Directors at which such action is taken; and provided further that the Board of Directors shall have no power to alter, amend, add to or repeal Article IX of these By-laws."

        "RESOLVED, that the Shareholders hereby amend the Company's By-laws by adding a new Article IX, which shall read as follows:

        `If an Offer is made to purchase all of the Common Stock, the Board of Directors shall Withdraw the Poison Pill at the end of the ninetieth day after such Offer is first published or sent to security holders unless the Board of Directors is instructed not to Withdraw the Poison Pill by a vote of a majority of the shares of Common Stock present and entitled to vote on the subject matter at a meeting of shareholders which is held on or before such ninetieth day and at which a quorum is present; provided, however, that the Board of Directors shall not be required to Withdraw the Poison Pill at the end of such



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


ninetieth day unless at such time such Offer has an expiration date which is at least ten business days thereafter. "Withdraw the Poison Pill" shall mean redeem the outstanding Rights under the Rights Agreement between the Company and Chemical Bank, as Rights Agent or take other action so that the existence of such Rights does not interfere with the consummation of such Offer. Notwithstanding anything to the contrary contained in Section 5 of Article 1 of the by-laws, if the Offer is to be effected by a tender offer or exchange offer, unless the record date for such shareholders meeting was set prior to the date on which such Offer was first published or sent to security holders, the record date for such meeting shall be at least five business days after the date on which the Company files its statement of position with respect to such offer in accordance with Rule 14e-2 of the Securities Exchange Act of 1934, as amended. An "Offer" shall mean either (a) a fully financed offer to purchase all the Company's outstanding shares of Common Stock for cash, by means of a tender offer, merger or other transaction, at a price that is least 25% greater than the average closing price of such shares on the New York Stock Exchange during the five trading days prior to the date on which such offer is first publicly disclosed ("Prior Market Price") or (b) any offer to acquire all the Company's outstanding shares of Common Stock by means of a tender offer or exchange offer, merger or other transaction if the average closing price of such shares on the New York Stock Exchange during the five trading days following the date on which such offer is first publicly disclosed is at least 25% greater than the Prior Market Price. If there is another Offer outstanding at the time such offer is first publicly disclosed then the references to 25% in the preceding sentence shall be changed to 10%."

        Wyser-Pratte is proposing the "Shareholder Rights By-law" so that if a substantial offer is made to acquire the Company's shares, the stockholders, not the Board, will have the ultimate decision on whether to accept the offer. The By-law would only apply to an offer to acquire all of the Common Stock that met the following criteria: (i) it was a fully financed cash offer at a price that was at least 25% greater than the average closing price of such shares on the New York Stock Exchange during the five trading days prior to the date on which such offer was first publicly disclosed (such average closing price is hereinafter called the "Prior Market Price") or (ii) the average closing price of such shares on the New York Stock Exchange during the five trading days following the date on which such offer was first publicly disclosed was at least 25% greater than the Prior Market Price. If at the time such offer was first publicly disclosed there was another Offer outstanding that met such criteria, then the references to 25% in the preceding sentence shall be changed to 10% (such 25% or 10% premium, as the case may be, is hereafter referred to as the "Trigger Premium"). Under the Shareholder Rights By-law, if the stockholders received such an offer, the Board would be required to withdraw the Poison Pill unless the Board was instructed not to withdraw the Poison Pill by a vote of stockholders within ninety days after the offer was made. "Withdraw the Poison Pill" means redeem the outstanding Rights under the Rights Agreement between the Company and Chemical Bank, as Rights Agent or take other action so that the existence of such Rights does not interfere with the consummation of such offer. The Shareholder Rights By-law would not affect the ability of the Board under Sections 251 and 271 of the Delaware General Corporation Law to approve or disapprove of a proposed merger or



                                       11

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


sale of all or substantially all of the assets of the Company. The By-law follows an approach to tender offer regulation that is followed in Canada, the United Kingdom and other European Countries.

        REQUIRED VOTE. Based on publicly available information, adoption of the Shareholder Rights By-law requires approval by a majority of the outstanding shares of Common Stock. With respect to abstentions and broker non-votes, the shares will be considered present at the Annual Meeting, but since they are not affirmative votes for the By-law, they will have the same effect as votes against the proposal.

        IMPACT ON POISON VOTE. The passage of the Shareholder Rights By-law will have a significant impact on the operation of Pennzoil's Poison Pill. Pursuant to the Poison Pill, each certificate for shares of Common Stock also represents the same number of rights ("Rights") to purchase from the Company a unit consisting of one one-hundredth of a share (a "Unit") of Series A Junior Participating Preferred Stock, par value $1.00 per share (the "Preferred Stock"), at a purchase price of $140 per Unit, subject to adjustment (the "Purchase Price"). The Rights will separate from the Common Stock and a "Distribution Date" will occur upon the earlier of (i) ten days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Stock (the date of the announcement being the "Stock Acquisition Date"), or (ii) ten business days (or such later date as may be determined by the Company's Board of Directors before the Distribution Date occurs) following the commencement of a tender offer or exchange offer that would result in a person's becoming an Acquiring Person.

        The Rights are not exercisable until the Distribution Date and will expire at the close of business on October 28, 1999, unless earlier redeemed or exchanged by the Company as described below.

        As soon as practicable after the Distribution Date, certificates representing the Rights will be mailed to holders of record of Common Stock as of the close of business on the Distribution Date and, from and after the Distribution Date, the separate Rights Certificates alone will represent the Rights. All shares of Common Stock issued prior to the Distribution Date will be issued with Rights. Shares of Common Stock issued after the Distribution Date in connection with certain employee benefit plans or upon conversion of certain securities will be issued with Rights. Except as otherwise determined by the Board of Directors, no other shares of Common Stock issued after the Distribution Date will be issued with Rights.

        In the event (a "Flip-In Event") that a person becomes an Acquiring Person (except pursuant to a tender or exchange offer for all outstanding shares of Common Stock at a price and on terms that a majority of the independent directors of the Company determines to be fair to and otherwise in the best interests of the Company and its stockholders (a "Permitted Offer")), each holder of a Right will thereafter have the right to



                                       12

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


receive, upon exercise of such Right, a number of shares of Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a Current Market Price (as defined in the Rights Agreement) equal to two times the exercise price of the Right. Notwithstanding the foregoing, following the occurrence of any Flip-In Event, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by or transferred to any Acquiring Person (or by certain related parties) will be null and void in the circumstances set forth in the Rights Agreement. However, Rights are not exercisable following the occurrence of any Flip-In Event until such time as the Rights are no longer redeemable by the Company as set forth below.

        In the event (a "Flip-Over Event") that, at any time from and after the time an Acquiring Person becomes such, (i) the Company is acquired in a merger or other business combination transaction (other than certain mergers that follow a Permitted Offer), or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights that previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, a number of shares of common stock of the acquiring company having a Current Market Price equal to two times the exercise price of the Right. Flip-In Events and Flip-Over Events are collectively referred to as "Triggering Events." The Purchase Price payable, and the number of Units of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) if holders of the Preferred Stock are granted certain rights or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of the Preferred Stock, or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

        At any time until ten days following the first date of public announcement of the occurrence of a Flip-In Event, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right, payable, at the option of the Company, in cash, shares of Common Stock or such other consideration as the Board may determine. Immediately upon the effectiveness of the action of the Board ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 redemption price.

        At any time after the occurrence of a Flip-In Event and prior to a person's becoming the beneficial owner of 50% or more of the shares of Common Stock then outstanding, the Company may exchange the Rights (other than Rights owned by an Acquiring Person or an affiliate or an associate of an Acquiring Person, which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock, and/or other equity securities deemed to have the same value as one share of Common Stock, per Right, subject to adjustment.



                                       13

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


        Other than the redemption price, any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company as long as the Rights are redeemable. Thereafter, the provisions of the Rights Agreement may be amended by the Board of Directors in order to cure any ambiguity, defect or inconsistency, to make changes that do not materially adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to lengthen the time period governing redemption shall be made at such time as the Rights are not redeemable.

THE FOREGOING IS A SUMMARY OF THE POISON PILL AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE THERETO. THE DESCRIPTION OF THE RIGHTS SET FORTH AS ITEM 1 OF THE COMPANY'S REGISTRATION STATEMENT ON FORM 8-A, DATED OCTOBER 31, 1994, IS ATTACHED HERETO AS EXHIBIT A.

        Under the Shareholder Rights By-law, if the Company received an Offer that remained open for 90 days and no person became an Acquiring Person during such period and the Board did not obtain shareholder approval to continue to use the Poison Pill against the Offer, the Board would be required to either redeem the Rights or amend the Poison Pill so that it would no longer be an impediment to such an Offer. The Board would be required to take such action even if the Board believed in the exercise of its fiduciary duties that the Offer was not advantageous for the shareholders of Pennzoil. Wyser-Pratte believes that this result is in the best interest of shareholders because the shareholders, rather than the Board of Directors, should have the ultimate decision on whether to accept the Offer.

        AMENDMENT OF BYLAWS. Article Fifth of the Certificate of Incorporation authorizes the board of directors "Except as may be otherwise provided in the By-laws, to make, alter, amend and repeal the By-laws of the corporation, subject always to the power of the stockholders to change such action." (emphasis added) The proposal to adopt the Shareholder Rights By-law will also include an amendment to the By-laws denying the board of directors the power to amend the Shareholder Rights By-law.

        IMPACT ON BOARD'S EXERCISE OF FIDUCIARY DUTIES. If the Board failed to obtain shareholder approval to continue using the Poison Pill against a qualified Offer, the Shareholder Rights By-law could require the Board to terminate such use whether or not the Offer was advantageous for the Company's shareholders; but Wyser-Pratte believes that the shareholders' failure to grant such approval would be evidence that the Offer was advantageous for the Company's shareholders and that therefore the adoption of the Shareholder Rights By-law is in the shareholders' best interests.

        The Shareholder Rights By-law only applies to offers of at least the Trigger Premium. The Trigger Premium is reduced from 25% to 10% if there is another outstanding Offer, because in such circumstances the market price of the stock is likely to reflect the expectation that the Company will be acquired at a premium. Although the



                                       14

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


average acquisition premium in Pennzoil's industry has been higher than the Trigger Premium, Wyser-Pratte believes that a premium of this size is large enough to be worthy of consideration by stockholders. While there can be no assurance that the Company will ultimately get a price higher than the Trigger Premium, acquisition bids often attract competition that leads to subsequent offers at a price higher than the initial offer or the initial bidder may raise its price.

        Wyser-Pratte believes that the provision for a shareholder vote assures that the By-law will not be used to facilitate coercive offers. The courts have defined a coercive offer as "an offer which has the effect of compelling shareholders to tender their shares out of fear of being treated less favorably in the second stage." If a majority of the Company's shareholders consider an offer coercive, the Board will be able to win shareholder approval to continue using the Poison Pill against the Offer for more than ninety days.

        Based on his experience as an investor in target company securities, Wyser-Pratte believes that ninety days is normally sufficient time for a target company, seeking a higher offer, to complete the bidding process. However, circumstances could arise in which a board of directors seeking a higher offer was unable to complete the entire process of finding and closing an alternative transaction within the ninety-day period prescribed by the Shareholder Rights By-law. Similarly, if a board were trying to negotiate the terms of an acquisition with a prospective purchaser, the inability to resist a hostile tender offer by that purchaser beyond an initial ninety-day period could reduce the board's leverage to negotiate favorable terms for stockholders. Wyser-Pratte believes the ninety-day limit in the Shareholder Rights By-law need not prevent the Board from obtaining the best possible terms for stockholders in either of these situations, because the Board would be free to seek stockholder approval to continue using the Poison Pill against an Offerfor an additional period of time. However, given the time periods required to solicit proxies and possibly to call and hold a stockholders meeting, the Board would have to plan ahead to get such approval before the end of the ninety-day period; and if the Board failed to do so it is possible that under the Shareholder Rights By-law the Board would lose the power to use the Poison Pill against an Offer that was not in the best interests of Shareholders.

        LEGAL VALIDITY. While Wyser-Pratte believes that the Shareholder Rights By-law is valid, he recognizes that the courts have not considered the validity of it or any similar by-law and, therefore, have not resolved the extent to which stockholder-adopted by-laws may limit the authority of a board of directors to oppose, or to adopt or employ defensive measures against, takeover bids. Accordingly, it is uncertain whether the Shareholder Rights By-law would survive a court challenge. However, there is some support for the validity of the Shareholder Rights By-law in a recent Oklahoma Federal Court decision involving an Oklahoma corporation. The court required a corporation to include in its proxy statement for its 1997 annual shareholders meeting a proposal to adopt a by-law requiring the board of directors to redeem the existing poison pill and to submit any successor poison pill to a shareholder vote. International Brotherhood of Teamsters General Fund v. Fleming Companies, Inc., No. Civ-96-1650-A (1997).



                                       15

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


        Wyser-Pratte believes that Section 109 of the Delaware General Corporation Law authorizes the enactment of the Shareholder Rights By-law.
Section 109(a) gives stockholders the power to "adopt, amend or repeal By-laws."
Section 109(b) states: "The by-laws may contain any provision, not inconsistent with law or with the certificate of incorporation, relating to the business of the corporation, the conduct of its affairs, and its rights or powers or the rights or powers of its stockholders, directors, officers or employees." (emphasis added) In a review of the Delaware General Corporation Law, the Certificate of Incorporation and By-laws, Wyser-Pratte has not discovered any provisions that bar stockholders from adopting the Shareholder Rights By-law. They believe that Section 141(a) of the Delaware General Corporation Law does not bar the adoption of the Shareholder Rights By-law. That section states: "The business and affairs of every corporation organized under this chapter shall be managed by or under the direction of a board of directors, except as may be otherwise provided in this chapter or in its certificate of incorporation." (emphasis added) Wyser-Pratte believes that the adoption of the Shareholder Rights By-law is not inconsistent with Section 141(a) for two reasons. First, if
Section 141(a) is read as granting the board of directors exclusive authority over the business and affairs of the corporation, that grant is qualified by the phrase "except as may be otherwise provided in this chapter or in its certificate of incorporation." The savings clause leaves room for the grant of authority in Section 109 for stockholders to adopt by-laws, such as the Shareholder Rights By-law, which relate to the rights and powers of stockholders and directors. Second, Wyser-Pratte believes that any reading of Section 141(a) that invalidated the Shareholder Rights By-law would make meaningless Section 109's broad grant of authority for stockholders to adopt by-laws relating to the rights of powers of stockholders and directors.

        Wyser-Pratte also believes that the Shareholder Rights By-law does not conflict with Delaware case law dealing with the fiduciary duties of boards of directors. In certain cases, courts interpreting Delaware law have, on the basis of particular facts presented, upheld reasonable defensive measures adopted by directors who, in good faith and upon reasonable investigation, believed that a hostile offer posed a danger to corporate policy and effectiveness, even though a majority of the stockholders may have tendered their shares. Wyser-Pratte believes that these cases do not support invalidating the Shareholder Rights By-law because in none of those cases was the board's discretion limited by a by-law previously adopted by stockholders pursuant to their powers under Section 109, nor did the court consider the stockholders' authority to adopt such a by-law. Wyser-Pratte believes it is inherent in the Delaware scheme of corporate law that while the board is entitled to exercise its judgment in responding to a tender offer or other takeover bid, its judgment must be exercised within the framework of statutes, charter provisions and by-laws which in certain instances limit the actions that directors may take even when the directors believe that their chosen course of action is in the best interests of stockholders.

IN ORDER TO GIVE SHAREHOLDERS A GREATER VOICE IN THE GOVERNANCE OF THE COMPANY, WYSER-PRATTE RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AMEND THE BY-LAWS TO SET A TIME LIMIT ON THE USE OF THE COMPANY'S POISON PILL AGAINST CERTAIN OFFERS UNLESS SUCH CONTINUED USE IS APPROVED BY SHAREHOLDER.



                                       16

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


                         CERTAIN INFORMATION CONCERNING
                                  WYSER-PRATTE
                             AND OTHER PARTICIPANTS
                               IN THE SOLICITATION

        Wyser-Pratte is President and Chief Executive Officer of Wyser-Pratte Management Company and WPC, which are principally engaged in money management and event arbitrage. The principal executive offices of WPC are located at 63 Wall Street, New York, New York 10005. Wyser-Pratte owns beneficially 451,500 shares of the Common Stock, representing approximately 0.95% of the 47,486,431 shares of Common Stock outstanding as of October 31, 1997, as reported in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997. This includes shares owned directly by Wyser-Pratte and shares owned by investment partnerships and other managed accounts for which affiliates of WPC are the general partner or investment manager. Neither WPC nor Wyser-Pratte has any voting or investment power or authority with respect to shares of Common Stock held in such accounts. Both Wyser-Pratte and WPC disclaim beneficial ownership of such shares. Certain information about the directors and executive officers of WPC is set forth in Schedule I attached hereto. Other than Wyser-Pratte, no other officer of WPC owns any shares of Common Stock.

        Except as set forth in this Proxy Statement or in the Appendices hereto, to the best knowledge of Wyser-Pratte, none of Wyser-Pratte, any of the persons participating in this solicitation on behalf of Wyser-Pratte, and any associate of any of the foregoing persons (i) owns beneficially, directly or indirectly, or has the right to acquire, any securities of the Company or any parent or subsidiary of the Company, (ii) owns any securities of the Company of record but not beneficially, (iii) has purchased or sold any securities of the Company within the past two years, (iv) has incurred indebtedness for the purpose of acquiring or holding securities of the Company, (v) is or has been a party to any contract, arrangement or understanding with respect to any securities of the Company within the past year, (vi) has been indebted to the Company or any of its subsidiaries since the beginning of the Company's last fiscal year or (vii) has any arrangement or understanding with respect to future employment by the Company or with respect to any future transactions to which the Company or any of its affiliates will or may be a party. In addition, except as set forth in this Proxy Statement or in the Appendices hereto, to the best knowledge of Wyser-Pratte, none of Wyser-Pratte, any of the persons participating in this solicitation on behalf of Wyser-Pratte, and any associate or immediate family member of any of the foregoing persons has had or is to have a direct or indirect material interest in any transaction with the Company since the beginning of the Company's last fiscal year, or any proposed transaction, to which the Company or any of its affiliates was or is a party.



                                       17

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


                                  VOTING RIGHTS

        According the Company's Quarterly Report on Form 10Q for the quarter ended September 30, 1997, at October 31, 1997, 47,486,431 shares of Common Stock were outstanding and entitled to vote. Only holders of record as of the close of business on [_______________], 1998 will be entitled to vote at the Annual Meeting. Wyser-Pratte intends to vote all shares of Common Stock beneficially owned by him in favor of the proposal set forth herein.

                               GENERAL INFORMATION

       This Proxy Statement and the accompanying GOLD Proxy Card are first being made available to shareholders on or about ___________, 1998. Executed Proxies will be solicited by mail advertisement, telephone, telecopier and in person. Solicitation will be made by Wyser-Pratte and Eric Longmire, Senior Managing Director of WPC neither of whom will receive additional compensation for such solicitation. Proxies will be solicited from individuals, brokers, banks, bank nominees and other institutional holders. Wyser-Pratte has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares they hold of record. Wyser-Pratte will reimburse these record holders for their reasonable out-of-pocket expenses.

        In addition, Wyser-Pratte has retained The Proxy Solicitor to solicit proxies in connection with the Annual Meeting for which The Proxy Solicitor will be paid a fee of approximately $______ and will be reimbursed for its reasonable expenses. The Proxy Solicitor will employ approximately people in its efforts. Costs incidental to this solicitation include expenditures for printing, postage, legal and related expenses and are expected to be approximately ______. The total costs incurred to date in connection with this solicitation are not in excess of $______.

        If the Shareholder Rights By-law is adopted, or the Board adopts a change in policy or takes other action in response to this solicitation that increases shareholder value, Wyser-Pratte will ask the Board to have the Company reimburse him for costs and expenses incurred in connection with this proxy solicitation. Wyser-Pratte does not intend to request that its reimbursement request be submitted to a vote of stockholders.

                         OTHER MATTERS TO BE CONSIDERED
                              AT THE ANNUAL MEETING

        Except as set forth in the Proxy Statement, Wyser-Pratte is not aware of other matters to be considered at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, Wyser-Pratte will vote his Common Stock and all proxies held by him in accordance with his best judgment with respect to such maters. Your attention is directed to the Company's 1998 Proxy Statement regarding the procedures for submitting proposals for consideration at the Company's 1999 Annual Meeting.



                                       18

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


                 CERTAIN OTHER INFORMATION REGARDING THE COMPANY

        Shareholders are referred to the Company's 1998 Proxy Statement with respect to the compensation and remuneration paid and payable and other information related to the Company's officers and directors, beneficial ownership of the Company's securities.

                              VOTING OF PROXY CARDS

        Shares of Common Stock represented by properly executed GOLD PROXY CARDS will be voted at the Annual Meeting as marked, and in the discretion of the persons named as proxies on all other matters as may properly come before the Annual Meeting, including all motions for an adjournment or postponement of Annual Meeting, unless otherwise indicated in the Proxy Statement.

        IF YOU WISH TO VOTE FOR THE PROPOSAL AND IN THE DISCRETION OF THE PERSONS NAMED AS PROXIES ON ALL MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY CARD IN THE PROVIDED POSTAGE-PAID ENVELOPE.

                         REVOCABILITY OF SIGNED PROXIES

        A proxy executed by a holder of the Company's Common Stock may be revoked at any time before its exercise by sending a written revocation of such proxy, by submitting another proxy with a later date marked on it or by appearing in person at the Annual Meeting and voting. A written revocation must clearly state that the proxy to which it relates is no longer effective and must be executed and delivered prior to the time that the action authorized by the executed proxy is taken. The written revocation may be delivered either to Wyser-Pratte or the Secretary of the Company. Although a written revocation or later dated proxy delivered only to Pennzoil will be effective, Wyser-Pratte requests that a written revocation or subsequent proxy also be delivered to Wyser-Pratte so that he will be aware of such written revocation.

        THE RETURN OF A SIGNED AND DATED GOLD PROXY CARD WILL FULLY REVOKE ANY PREVIOUSLY DATED PROXY YOU MAY HAVE RETURNED. THE LATEST DATED PROXY IS THE ONE THAT COUNTS.

        YOUR VOTE IS IMPORTANT. IT WILL HELP DECIDE WHETHER THE SHAREHOLDERS WILL HAVE AN ADEQUATE VOICE IN THE AFFAIRS OF THE COMPANY. PLEASE MARK, SIGN AND DATE THE ENCLOSED GOLD PROXY CARD AND RETURN IT PROMPTLY IN THE PROVIDED POSTAGE-PAID ENVELOPE.

                               GUY P. WYSER-PRATTE

        IF YOUR SHARES OF PENNZOIL COMMON STOCK ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK NOMINEE OR OTHER INSTITUTION,



                                       19

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


ONLY IT CAN SIGN A PROXY WITH RESPECT TO YOUR COMMON STOCK. ACCORDINGLY, PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND GIVE INSTRUCTIONS FOR A PROXY CARD TO BE SIGNED REPRESENTING YOUR SHARES OF COMMON STOCK



                                       20

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



                                                                       EXHIBIT A

        Effective October 28, 1994, the Board of Directors of Pennzoil Company (the "Company") declared a dividend of one right to purchase preferred stock ("Right") for each outstanding share of the Company's Common Stock, par value $0.83 1/3 per share ("Common Stock"), to stockholders of record at the close of business on November 11, 1994. Each Right entitles the registered holder to purchase from the Company a unit consisting of one one-hundredth of a share (a "Unit") of Series A Junior Participating Preferred Stock, par value $1.00 per share (the "Preferred Stock"), at a purchase price of $140 per Unit, subject to adjustment (the "Purchase Price"). The description and terms of the Rights are set forth in a Rights Agreement dated as of October 28, 1994 as it may from time to time be supplemented or amended (the "Rights Agreement") between the Company and Chemical Bank, as Rights Agent.

        Initially, the Rights will be attached to all certificates representing outstanding shares of Common Stock, and no separate certificates for the Rights ("Rights Certificates") will be distributed. The Rights will separate from the Common Stock and a "Distribution Date" will occur upon the earlier of (i) ten days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Stock (the date of the announcement being the "Stock Acquisition Date"), or (ii) ten business days (or such later date as may be determined by the Company's Board of Directors before the Distribution Date occurs) following the commencement of a tender offer or exchange offer that would result in a person's becoming an Acquiring Person. Certain inadvertent acquisitions will not result in a person's becoming an Acquiring Person if the person promptly divests itself of sufficient Common Stock. Until the Distribution Date, (a) the Rights will be evidenced by the Common Stock certificates (together with a copy of a Summary of Rights or bearing the notation referred to below) and will be transferred with and only with such Common Stock certificates, (b) new Common Stock certificates issued after November 11, 1994 will contain a notation incorporating the Rights Agreement by reference and (c) the surrender for transfer of any certificate for Common Stock (with or without a copy of the Summary of Rights) will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

        The Rights are not exercisable until the Distribution Date and will expire at the close of business on October 28, 1999, unless earlier redeemed or exchanged by the Company as described below.

        As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of Common Stock as of the close of business on the Distribution Date and, from and after the Distribution Date, the separate Rights Certificates alone will represent the Rights. All shares of Common Stock issued prior to the Distribution Date will be issued with Rights. Shares of Common Stock issued after the Distribution Date in connection with certain employee benefit plans or upon conversion of certain securities will be issued with Rights. Except as otherwise determined by the Board of Directors, no other shares of Common Stock issued after the Distribution Date will be issued with Rights.

        In the event (a "Flip-In Event") that a person becomes an Acquiring Person (except pursuant to a tender or exchange offer for all outstanding shares of Common Stock at a price and on terms that a majority of the independent directors of the Company determines to be fair to and otherwise in the best interests of the Company and its stockholders (a "Permitted Offer")), each holder of a Right will thereafter have the right to receive, upon exercise of such Right, a number of shares of Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a Current Market Price (as defined in the Rights Agreement) equal to two times the exercise price of the Right. Notwithstanding the foregoing, following the occurrence of any Flip-In Event, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by or transferred to any Acquiring Person (or by certain related parties) will be null and void in the circumstances set forth in the Rights Agreement. However, Rights are not exercisable following the occurrence of any Flip-In Event until such time as the Rights are no longer redeemable by the Company as set forth below.

        For example, at an exercise price of $140 per Right, each Right not owned by an Acquiring Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $280 worth of Common Stock (or other consideration, as noted above), based upon its then Current Market Price, for $140. Assuming that the Common Stock had a Current Market Price of $50 per share at such time, the holder of each valid Right would be entitled to purchase 5.6 shares of Common Stock for $140.

        In the event (a "Flip-Over Event") that, at any time from and after the time an Acquiring Person becomes such, (i) the Company is acquired in a merger or other business combination transaction (other than certain mergers that follow a Permitted Offer), or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights that previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, a number of shares of common stock of the acquiring company having a Current Market Price equal to two times the exercise price of the Right. Flip-In Events and Flip-Over Events are collectively referred to as "Triggering Events." The Purchase Price payable, and the number of Units of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) if holders of the Preferred Stock are granted certain rights or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of the Preferred Stock, or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above). With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the

Purchase Price. No fractional Units are required to be issued and, in lieu thereof, an adjustment in cash may be made based on the market price of the Preferred Stock on the last trading date prior to the date of exercise. Pursuant to the Rights Agreement, the Company reserves the right to require prior to the occurrence of a Triggering Event that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Preferred Stock will be issued.

        At any time until ten days following the first date of public announcement of the occurrence of a Flip-In Event, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right, payable, at the option of the Company, in cash, shares of Common Stock or such other consideration as the Board of Directors may determine. Immediately upon the effectiveness of the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 redemption price.

        At any time after the occurrence of a Flip-In Event and prior to a person's becoming the beneficial owner of 50% or more of the shares of Common Stock then outstanding, the Company may exchange the Rights (other than Rights owned by an Acquiring Person or an affiliate or an associate of an Acquiring Person, which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock, and/or other equity securities deemed to have the same value as one share of Common Stock, per Right, subject to adjustment. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights should not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) of the Company or for the common stock of the acquiring company as set forth above or are exchanged as provided in the preceding paragraph.

        Other than the redemption price, any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company as long as the Rights are redeemable. Thereafter, the provisions of the Rights Agreement may be amended by the Board of Directors in order to cure any ambiguity, defect or inconsistency, to make changes that do not materially adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to lengthen the time period governing redemption shall be made at such time as the Rights are not redeemable.

        A copy of the Rights Agreement, specifying the terms of the Rights, which includes as exhibits the Form of Certificate of Designations of Series A Junior Participating Preferred Stock, the Form of Rights Certificate and the Summary of Rights to Purchase Preferred Stock, has been filed with the Securities and Exchange Commission as Exhibit 1 hereto. A copy of the Rights Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by reference.

        The Rights will have certain anti-takeover effects. The Rights will cause substantial dilution to any person or group that attempts to acquire the Company without the approval of the Company's Board of Directors. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire the Company even if such acquisition may be favorable to the interests of the Company's stockholders. Because the Company's Board of Directors can redeem the Rights or approve a Permitted Offer, the Rights should not interfere with a merger or other business combination approved by the Board of Directors of the Company.

                                   SCHEDULE I

         INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF WPC
                    AND THEIR ADVISORS THAT MAY PARTICIPATE
                         IN THE SOLICITATION OF PROXIES

               The name, business address, and present principal occupation or employment of each of the directors and executive officers of WPC and its advisors and certain other employees and representatives of WPC that may participate in the solicitation of proxies are set forth below. Unless otherwise indicated, the principal business address of each director or executive officer of Wyser-Pratte &Co. is, 63 Wall Street, New York, NY 10005.

              PARTICIPANT DIRECTORS AND EXECUTIVE OFFICERS OF WPC.

                                              Present Office or Other
Name                                          Principal Occupation or Employment
----                                          ----------------------------------
Guy P. Wyser-Pratte                           President
Eric Longmire                                 Senior Managing Director

                                   SCHEDULE II

        The following sets forth the name, business address and the number of shares of Common Stock of the Company owned beneficially by the participants in this solicitation of proxies, or their associates. No shares are held of record but not beneficially by the participants or their associates.

                          Number of Shares of Common
       Name &              Stock Beneficially Owned
  Business Address            (November 18, 1997)       Percent of Common Stock
  ----------------            -------------------       -----------------------

Guy P. Wyser-Pratte
Wyser-Pratte & Co., Inc.
63 Wall Street
New York, New York 10005             451,500                     <1%

                                  SCHEDULE III

               The following tables set forth information with respect to all purchases and sales of Common Stock of the Company by Wyser-Pratte and his affiliates during the past two years. Except as set forth below, no participant in this solicitation has purchased or sold securities of the Company within the past two years.

---------------------------- ---------------------------------------
           DATE                  NO. OF SHARES PURCHASED/(SOLD)

---------------------------- ---------------------------------------
          6/23/97                             100
---------------------------- ---------------------------------------
          6/27/97                            13,000

---------------------------- ---------------------------------------
          6/30/97                            30,000

---------------------------- ---------------------------------------
          7/2/97                            107,000

---------------------------- ---------------------------------------
          7/8/97                            161,000

---------------------------- ---------------------------------------
          7/25/97                            8,300
---------------------------- ---------------------------------------
          7/28/97                            1,000

---------------------------- ---------------------------------------
          8/1/97                             8,550

---------------------------- ---------------------------------------
          8/7/97                             3,000

---------------------------- ---------------------------------------
          8/20/97                           112,900

---------------------------- ---------------------------------------
          8/29/97                            29,200

---------------------------- ---------------------------------------
          8/1/97                            (8,550)

---------------------------- ---------------------------------------
         10/06/97                           (13,000)

---------------------------- ---------------------------------------
         10/30/97                           (1,000)

---------------------------- ---------------------------------------

GOLD PROXY

                                PENNZOIL COMPANY
             ANNUAL MEETING OF SHAREHOLDERS --               , 1998

                  THIS PROXY IS SOLICITED B GUY P. WYSER-PRATTE
                IN OPPOSITION TO THE PENNZOIL BOARD OF DIRECTORS

        The undersigned shareholder of Pennzoil Company ("Pennzoil") hereby appoints _____, _____ and _____, each of them with full power of substitution, to vote all shares of Common Stock, par value $0.83-1/3 per share, of Pennzoil that the undersigned is entitled to vote if personally present at the 1997
Annual Meeting of Shareholders of Pennzoil to be held on             , 1998, and
at any adjournments or postponements thereof as indicated below and in the discretion of the proxies, to vote upon such other business as may properly come before the meeting, and any adjournment or postponement thereof. The undersigned hereby revokes any previous proxies with respect to matters covered by this Proxy.

               MR. WYSER-PRATTE RECOMMENDS A VOTE FOR PROPOSAL 1.

1. To amend the by-laws to set a time limit on the Board's use of the "Poison Pill" against certain offers unless shareholders approve such continued use and to deny the board the power to amend such by-law..

      [ ] FOR                 [ ] AGAINST                  [ ] ABSTAIN

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER MARKED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO MARKING IS MADE, THIS PROXY WILL BE DEEMED TO BE A DIRECTION TO VOTE FOR PROPOSAL 1 AND IN THE DISCRETION OF THE PROXIES, TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

                                        ------------------------------------
                                        (Date)

                                        ------------------------------------
                                        (Signature)

                                        -------------------------------------
                                        (Title)

                                        ------------------------------------
                                        (Signature, if held jointly)

                                        When shares are held by joint tenants,
                                        both should sign. When signing an
                                        attorney, executor, administrator,
                                        trustee, guardian, corporate officer or
                                        partner, please give full title as such.
                                        If a corporation, please sign in
                                        corporate name by President or other
                                        authorized officer. If a partnership,
                                        please sign in partnership name by
                                        authorized person. This Proxy votes all
                                        shares held in all capacities.

                    PLEASE MARK, SIGN, DATE AND MAIL PROMPTLY

                                    IMPORTANT

               Your proxy is important. No matter how many shares you own, please give Wyser-Pratte your proxy FOR approval of the Wyser-Pratte Resolution by:

               MARKING the enclosed GOLD Annual Meeting proxy card,

               SIGNING the enclosed GOLD Annual Meeting proxy card,

               DATING the enclosed GOLD Annual Meeting proxy card and

               MAILING the enclosed GOLD Annual Meeting proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

               If you have already submitted a proxy to Pennzoil for the Annual Meeting, you may change your vote to a vote FOR the Wyser-Pratte Resolution by marking, signing, dating and returning the enclosed GOLD proxy card for the Annual Meeting, which must be dated after any proxy you may have submitted to Pennzoil. Only your latest dated proxy for the Annual Meeting will count at such meeting.

If you have any question or require any addition information concerning this Proxy Statement or the proposals by Wyser-Pratte, please contact The Proxy Solicitor at the address and telephone number set forth below.

IF ANY OF YOUR SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, BANK NOMINEE OR OTHER INSTITUTION, ONLY IT CAN VOTE SUCH SHARES AND ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS. ACCORDINGLY, PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT THAT PERSON TO EXECUTE THE GOLD ANNUAL MEETING PROXY CARD.